Exhibit 99.1

BANKUNITED, INC. REPORTS 2018 RESULTS

Miami Lakes, Fla. — January 23, 2019 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter and year ended December 31, 2018.
For the quarter ended December 31, 2018, the Company reported net income of $52.4 million, or $0.50 per diluted share compared to $417.8 million, or $3.79 per diluted share, for the quarter ended December 31, 2017. Excluding the impact of a discrete income tax benefit and related professional fees, net income for the quarter ended December 31, 2017 was $94.8 million, or $0.86 per diluted share(1).
For the year ended December 31, 2018, the Company reported net income of $324.9 million, or $2.99 per diluted share, compared to $614.3 million, or $5.58 per diluted share, for the year ended December 31, 2017. Excluding the impact of the discrete income tax benefit and professional fees, net income was $291.3 million or $2.65 per diluted share for the year ended December 31, 2017(1).
The return on average stockholders’ equity for the year ended December 31, 2018 was 10.57%, while the return on average assets was 1.05%.
Non-loss share diluted earnings per share(1) for the quarter ended December 31, 2018 was $0.59. The provision for loan losses related to taxi medallion loans negatively impacted non-loss share diluted earnings per share for the quarter by $0.10.
Rajinder Singh, Chairman, President and Chief Executive Officer, said, "This quarter was a pivotal one for BankUnited, positioning us well for the future. We executed the final loan sale under our loss sharing agreement with the FDIC, and would like to thank the FDIC for being a great partner over the past 9 years. We also sold our taxi medallion portfolio, terminated the Bank's operating agreement with the OCC and completed the full $300 million in share repurchases authorized by our Board in 2018. We also turned in another good quarter of DDA growth; non-interest bearing demand deposits grew by 18% for 2018."
Performance Highlights

•
During the quarter ended December 31, 2018, pursuant to the terms of the Single Family Shared-Loss Agreement and consent received from the FDIC, the Bank executed a portfolio sale of certain covered loans and OREO. This sale was the final sale conducted under the terms of the Single Family Shared-Loss Agreement. Covered loans with an unpaid principal balance ("UPB") totaling approximately $260 million were sold; covered loans with a UPB totaling $401 million and a carrying value of $201 million at December 31, 2018 were retained in portfolio. See the section entitled "Covered Loans" below for further discussion.

•
During the quarter ended December 31, 2018, the Bank sold substantially all of its taxi medallion finance loans. The provision for loan losses related to taxi medallion loans for the quarter ended December 31, 2018 totaled $14.0 million. This provision, net of tax, impacted diluted earnings per share by $0.10.

•
For the quarter ended December 31, 2018, total deposits increased by a record $1.2 billion, of which $208 million was non-interest bearing demand deposits. Total deposits increased by $1.6 billion for the year ended December 31, 2018. During 2018, non-interest bearing demand deposits grew by 18% or $550 million. Non-covered loans and leases, including equipment under operating lease, grew by $257 million, net of a $79 million reduction in outstanding taxi medallion loans, during the quarter ended December 31, 2018. For the year ended December 31, 2018, non-covered loans and leases grew by $965 million.

•
Net interest income increased by $56.2 million to $295.1 million for the quarter ended December 31, 2018 from $238.8 million for the quarter ended December 31, 2017. Interest income increased by $102.2 million, driven by increases in the average balances of loans and investment securities outstanding as well as increases in yields on interest earning assets, particularly on the covered loans. Interest expense increased by $45.9 million, driven primarily by increases in average interest bearing deposits and an increase in the cost of interest bearing liabilities. For the year

(1) Net income and diluted earnings per common share, each excluding the impact of a discrete income tax benefit and related professional fees and Non-loss share diluted earnings per share are non-GAAP financial measures. See section entitled "Non-GAAP Financial Measures" below for reconciliation of non-GAAP financial measurements to their comparable GAAP financial measurements.

ended December 31, 2018, net interest income increased by $99.8 million to $1.1 billion from $950.3 million for the year ended December 31, 2017.

•
The net interest margin, calculated on a tax-equivalent basis, was 4.01% for the quarter ended December 31, 2018 compared to 3.51% for the immediately preceding quarter ended September 30, 2018 and 3.52% for the quarter ended December 31, 2017. Significant factors contributing to the increase in the net interest margin from the comparable quarter of the prior year were (i) an increase in accretion related to covered loans and (ii) increases in yields on other categories of interest earning assets; offset by (iii) an increase in the cost of interest bearing liabilities and (iv) the impact on tax equivalent yields of the reduction in the statutory federal income tax rate.

•
During the quarter ended December 31, 2018, the Company repurchased approximately 4.7 million shares of its common stock for an aggregate purchase price of $150 million. During the year ended December 31, 2018, the Company repurchased approximately 8.4 million shares of its common stock for an aggregate purchase price of $300 million.

•
On January 22, 2019 the Board of Directors of the Company authorized the repurchase of up to an additional $150 million in shares of its outstanding common stock, subject to any applicable regulatory approvals. Any repurchases will be made in accordance with applicable securities laws from time to time in open market or private transactions. The extent to which the Company repurchases shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, the Company’s capital position, regulatory requirements and other considerations. No time limit was set for the completion of the share repurchase program, and the program may be suspended or discontinued at any time.

•	Book value per common share grew to $29.49 at December 31, 2018 from $28.32 at December 31, 2017 while tangible book value per common share increased to $28.71 from $27.59 over the same period.

•	As previously disclosed, on November 28, 2018, the operating agreement between the Bank and the Office of the Comptroller of the Currency ("OCC") was terminated.
Capital
The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s and BankUnited, N.A.'s regulatory capital ratios at December 31, 2018 were as follows:

	BankUnited, Inc.	BankUnited, N.A.
Tier 1 leverage	9.0%	9.6%

Common Equity Tier 1 ("CET1") risk-based capital	12.6%	13.5%

Tier 1 risk-based capital	12.6%	13.5%

Total risk-based capital	13.1%	14.0%

Covered loans
During the quarter ended December 31, 2018, the Bank executed a portfolio sale of certain covered loans and OREO. Covered loans with UPB totaling approximately $260 million and covered OREO totaling $5.2 million were sold during the quarter ended December 31, 2018. In conjunction with the sale, the FDIC indemnification asset was amortized to zero as of December 31, 2018 as expectations of losses eligible for indemnification with respect to any retained loans prior to final termination of the Single Family Shared-Loss Agreement are insignificant.
The table below summarizes the impact on pre-tax earnings of the covered asset sale, accretion on covered loans and amortization of the indemnification asset for the quarter ended December 31, 2018 (in thousands):

Three Months Ended December 31, 2018
Accretion on covered loans	$121,349
Amortization of the FDIC indemnification asset	(128,911)
Gain on sale of covered loans and OREO	169
Net loss on FDIC indemnification related to sale of covered loans and OREO	(1,644)
Net impact on pre-tax earnings	$(9,037)

The amount of accretion on covered loans and amortization of the FDIC indemnification asset recognized in the financial statements differed from estimates previously disclosed primarily because the price received in the loan sale was higher than initially estimated.

Covered loans with UPB totaling $401 million and a carrying value of $201 million as of December 31, 2018 were retained in portfolio. Based on our updated estimates of expected cash flows, we expect total accretion on the retained covered loans over their expected remaining lives to approximate $287 million. The primary reason this amount differs from estimates previously disclosed is changes in prepayment assumptions. The yield on the retained loans as of December 31, 2018 was 32.9%.
Non-Loss Share Earnings
The table below presents the trend of Non-Loss Share earnings over the last three years:

	Year Ended	Quarter Ended
	12/31/2016	3/31/2017	6/30/2017	9/30/2017	(4) 12/31/2017	3/31/2018	6/30/2018	9/30/2018	12/31/2018
Non-Loss Share EPS(1)(2)	$1.52	$0.44	$0.47	$0.50	$0.62	$0.54	$0.59	$0.64	$0.59
EPS, Loss Share Contribution(1)(2)(3)	0.57	0.13	0.13	0.12	0.24	0.23	0.23	0.26	(0.09)
Diluted Earnings Per Common Share	$2.09	$0.57	$0.60	$0.62	$0.86	$0.77	$0.82	$0.90	$0.50

(1)
Non-loss share EPS and EPS, Loss Share Contribution are non-GAAP measures. See section entitled "Non-GAAP Financial Measures" below for reconciliation of non-GAAP financial measurements to their comparable GAAP financial measurements.

(2)
Loss Share Contribution is defined as the excess of Loss Share Earnings (generally defined as accretion on covered loans net of amortization of the FDIC indemnification asset) over the hypothetical amount of interest income that could have been earned if the average balance of covered loans and the indemnification asset were instead assumed to be invested in securities at the weighted average yield earned on the Company’s investment securities portfolio as reported for each respective quarter, net of related income taxes. See section entitled "Supplemental Calculations - Calculation of Loss Share Contribution and Non-Loss Share Earnings Per Share and Calculation of Hypothetical Interest Income on Alternate Assets" below for details of the calculation.

(3)	See section entitled "Supplemental Calculations - Calculation of Loss Share Contribution and Non-Loss Share Earnings Per Share" below for details of the calculation.

(4)
EPS for the quarter ended December 31, 2017 is shown net of discrete income tax benefit and related professional fees. EPS, net of discrete income tax benefit and related professional fees is a non-GAAP financial measure. See section entitled "Non-GAAP Financial Measures" below for reconciliation of this measure to the GAAP measure of earnings per common share, diluted.

Loans and Leases
Loans, including premiums, discounts and deferred fees and costs, totaled $22.0 billion at December 31, 2018 compared to $21.4 billion at December 31, 2017. Non-covered loans grew to $21.8 billion while covered loans declined to $201 million at December 31, 2018.
A comparison of non-covered loan and lease portfolio composition at the dates indicated follows (dollars in thousands):

	December 31, 2018		September 30, 2018		December 31, 2017
Residential and other consumer loans	$4,747,604	21.8%	$4,563,578	21.0%	$4,196,080	19.8%
Multi-family	2,585,421	11.9%	2,762,998	12.8%	3,218,953	15.4%
Non-owner occupied commercial real estate	4,688,880	21.5%	4,567,589	21.4%	4,474,801	21.5%
Construction and land	226,840	1.0%	244,619	1.1%	310,484	1.5%
Owner occupied commercial real estate	2,119,880	9.7%	2,091,978	9.7%	2,012,742	9.7%
Commercial and industrial	4,790,201	22.1%	4,708,545	21.9%	4,137,827	19.9%
Commercial lending subsidiaries	2,616,806	12.0%	2,620,097	12.1%	2,562,499	12.2%
	$21,775,632	100.0%	$21,559,404	100.0%	$20,913,386	100.0%
Equipment under operating lease, net	$702,354		$661,677		$599,502
Residential and other consumer loans grew by $184 million for the quarter ended December 31, 2018. Multi-family loans declined by $178 million for the quarter ended December 31, 2018, primarily due to continued run-off of the New York portfolio, which decreased by $146 million. Commercial and industrial loans, inclusive of owner occupied commercial real estate, grew by $110 million for the quarter ended December 31, 2018, driven largely by growth in both the Florida and New York portfolios, partially offset by mortgage warehouse lending, which decreased by $105 million and the sale of taxi medallion loans.
Asset Quality and Allowance for Loan and Lease Losses
For the quarters ended December 31, 2018 and 2017, the Company recorded provisions for loan losses of $12.6 million and $5.2 million, respectively, substantially all of which related to non-covered loans. For the years ended December 31, 2018 and 2017, the Company recorded provisions for loan losses of $25.9 million and $68.7 million, respectively, substantially all of which related to non-covered loans. The Company recorded provisions of $14.0 million and $8.6 million related to taxi medallion loans for the quarters ended December 31, 2018 and December 31, 2017, respectively. For the years ended December 31, 2018 and 2017, the provision related to taxi medallion loans totaled $26.2 million and $58.2 million, respectively.
The most significant factor impacting the increase in the provision for loan losses related to non-covered loans for the quarter ended December 31, 2018 as compared to the quarter ended December 31, 2017 was the increase in the provision related to taxi medallion loans resulting from the sale of substantially the entire portfolio. Additional contributing factors included (i) a $5 million release during the quarter ended December 31, 2017 of reserves related to the impact of hurricanes partially offset by (ii) lower loan growth and (iii) a net decrease in the provision related to certain quantitative and qualitative loss factors.
Significant factors impacting the decrease in the provision for loan losses related to non-covered loans for the year ended December 31, 2018 as compared to the year ended December 31, 2017 were (i) a decrease in the provision related to taxi medallion loans; (ii) lower loan growth; (iii) a net decrease in the provision related to certain quantitative and qualitative loss factors; partially offset by (iv) an increase in the provision related to specific reserves for loans other than taxi medallion loans.
Non-performing loans totaled $129.9 million or 0.59% of total loans at December 31, 2018, compared to $173.4 million or 0.81% of total loans at December 31, 2017. The ratios of the allowance for loan and lease losses to total loans and to non-performing loans were 0.50% and 84.63%, respectively, at December 31, 2018, compared to 0.68% and 83.53%, at December 31, 2017. The ratio of net charge-offs to average loans was 0.28% for the year ended December 31, 2018, compared to 0.38% for the year ended December 31, 2017. The ratio of net charge-offs of taxi medallion loans to average loans was 0.18% for the year ended December 31, 2018, compared to 0.28% for the year ended December 31, 2017. The most significant factor impacting the decline in the ratio of non-performing loans to total loans at December 31, 2018 compared to December 31, 2017 was the sale of the taxi medallion loan portfolio during the quarter ended December 31, 2018. The most significant factors impacting the decline in the ratio of the allowance for loan and lease losses to total loans were (i) the elimination of the reserve related to taxi medallion loans in conjunction with the sale of those loans; (ii) a decrease in certain loss factors; and (iii) a decline in total criticized, classified and impaired loans, which typically carry higher reserves on a percentage basis, as a percentage of total loans.
The following table summarizes the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017
	Covered Loans	Non-Covered Loans	Total	Covered Loans	Non-Covered Loans	Total
Balance at beginning of period	$14	$124,726	$124,740	$4,848	$153,725	$158,573
Provision (recovery)	235	12,348	12,583	(1,335)	6,509	5,174
Charge-offs	(221)	(30,883)	(31,104)	(3,272)	(16,832)	(20,104)
Recoveries	2	3,710	3,712	17	1,135	1,152
Balance at end of period	$30	$109,901	$109,931	$258	$144,537	$144,795

	Year ended December 31, 2018			Year ended December 31, 2017
	Covered Loans	Non-Covered Loans	Total	Covered Loans	Non-Covered Loans	Total
Balance at beginning of period	$258	$144,537	$144,795	$2,100	$150,853	$152,953
Provision	752	25,173	25,925	1,358	67,389	68,747
Charge-offs	(1,200)	(65,884)	(67,084)	(3,327)	(77,866)	(81,193)
Recoveries	220	6,075	6,295	127	4,161	4,288
Balance at end of period	$30	$109,901	$109,931	$258	$144,537	$144,795
Charge-offs related to taxi medallion loans totaled $25.0 million and $9.5 million for the quarters ended December 31, 2018 and 2017, respectively, and $38.4 million and $56.6 million for the years ended December 31, 2018 and 2017.
Deposits
At December 31, 2018, deposits totaled $23.5 billion compared to $21.9 billion at December 31, 2017. The average cost of total deposits was 1.52% for the quarter ended December 31, 2018, compared to 1.35% for the immediately preceding quarter ended September 30, 2018, and 0.94% for the quarter ended December 31, 2017. The average cost of total deposits was 1.28% for the year ended December 31, 2018, compared to 0.83% for the year ended December 31, 2017.
Net interest income
Net interest income for the quarter ended December 31, 2018 increased to $295.1 million from $238.8 million for the quarter ended December 31, 2017. Net interest income was $1.1 billion for the year ended December 31, 2018, compared to $950.3 million for the year ended December 31, 2017. Increases in interest income were partially offset by increases in interest expense. The increases in interest income were primarily attributable to increases in the average balances of loans and investment securities and related average yields, particularly on the covered loans. Interest expense increased due to increases in average interest bearing deposits and the cost of funds.
The Company’s net interest margin, calculated on a tax-equivalent basis, was 4.01% for the quarter ended December 31, 2018, compared to 3.51% for the immediately preceding quarter ended September 30, 2018 and 3.52% for the quarter ended December 31, 2017. Net interest margin, calculated on a tax-equivalent basis, was 3.67% for the year ended December 31, 2018, compared to 3.65% for the year ended December 31, 2017.

The most significant factor impacting the increases in net interest margin for the quarter and year ended December 31, 2018 compared to the quarter and year ended December 31, 2017 was the increase in the yield on covered loans to 147.37% and 86.13%, respectively, for the quarter and year ended December 31, 2018 from 60.90% and 55.22% for the quarter and year ended December 31, 2017. This increase reflected accelerated accretion related to the final covered loan sale that occurred during the quarter ended December 31, 2018. This acceleration resulted from changes in both the expected timing of cash flows from the final loan sale and in the estimated selling price of loans included in the sale compared to assumptions previously modeled.
Other offsetting contributing factors included:

•
The tax-equivalent yield on non-covered loans increased to 4.18% and 4.00%, respectively, for the quarter and the year ended December 31, 2018, compared to 3.80% and 3.75% for the quarter and year ended December 31, 2017. The most significant factor contributing to the increased yield on non-covered loans was the impact of increases in benchmark interest rates.

•
The tax-equivalent yield on investment securities increased to 3.59% and 3.35%, respectively, for the quarter and year ended December 31, 2018 from 2.89% and 3.02% for the quarter and year ended December 31, 2017.

•
Tax-equivalent yields on non-covered loans and investment securities and the net interest margin were each negatively impacted by approximately 0.09% for the quarter ended December 31, 2018 as compared to the quarter ended December 31, 2017 as a result of the reduction in the statutory federal income tax rate. For the year ended December 31, 2018 as compared to the year ended December 31, 2017, the tax rate change negatively impacted the net interest margin by approximately 0.08%.

•	Growth of non-covered loans and investment securities at yields lower than the overall yield on interest earning assets, which is impacted by the yield on covered loans.

•
The average rate on interest bearing liabilities increased to 1.95% and 1.66%, respectively for the quarter and year ended December 31, 2018, from 1.25% and 1.12% for the quarter and year ended December 31, 2017, reflecting higher average rates on both interest bearing deposits and FHLB advances. Increases in the cost of interest bearing liabilities primarily reflect increases in market interest rates and extension of the duration of FHLB advances.

Non-interest income
Non-interest income totaled $33.3 million and $132.0 million, respectively, for the quarter and year ended December 31, 2018 compared to $46.5 million and $157.9 million, respectively, for the quarter and year ended December 31, 2017.
Significant factors contributing to the decreases in non-interest income for the quarter and year ended December 31, 2018 compared to the quarter and year ended December 31, 2017 included (i) decreases of $4.1 million and $30.3 million, respectively, in gain on investment securities; (ii) decreases of $17.5 million and $6.8 million, respectively, in gain on sale of covered loans, inclusive of the impact of FDIC indemnification; partially offset by (iii) increases of $2.2 million and $7.8 million, respectively, in lease financing income and (iv) increases of $5.4 million and $7.7 million, respectively, in fair value adjustments of residential mortgage servicing rights. All of the Company's residential mortgage servicing rights were sold in the quarter ended December 31, 2018.
Gain on investment securities for the year ended December 31, 2017 included gains from the sale of certain securities formerly covered under the Commercial Shared-Loss Agreement and originally acquired at significant discounts in the FSB Acquisition.
Non-interest expense
Non-interest expense totaled $246.7 million and $740.5 million, respectively, for the quarter and year ended December 31, 2018 compared to $161.3 million and $635.0 million for the quarter and year ended December 31, 2017. The most significant component of the increases in non-interest expense was the increase in amortization of the FDIC indemnification asset. Amortization of the FDIC indemnification asset was $128.9 million and $261.8 million, respectively, for the quarter and year ended December 31, 2018, compared to $41.1 million and $176.5 million for the quarter and year ended December 31, 2017. The increased amortization related in large part to the execution of the final covered loan sale pursuant to the Single Family Shared-Loss Agreement, as discussed above.

Provision for income taxes
The effective income tax rate was 24.2% and 21.8% for the quarter and year ended December 31, 2018, compared to (251.3)% and (51.9)% for the quarter and year ended December 31, 2017. The effective income tax rates for the quarter and year ended December 31, 2017 reflect a discrete income tax benefit of $327.9 million recognized during the fourth quarter 2017. Excluding the impact of the discrete income tax benefit and the impact of the change in the federal statutory income tax rate on deferred tax assets and liabilities existing on the date of enactment of the Tax Cuts and Jobs Act of 2017 ("TCJA"), the effective income tax rate(2) was 27.6% and 30.1%, respectively, for the quarter and year ended December 31, 2017.
These declines in the effective income tax rate were primarily attributable to the reduction of the statutory corporate federal income tax rate from 35% to 21%, effective January 1, 2018. The effective income tax rate differed from the statutory federal income tax rate of 21% for the quarter and year ended December 31, 2018 and of 35% for the quarter and year ended December 31, 2017 due primarily to income not subject to tax, offset by state income taxes.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, January 23, 2019 with Chairman, President and Chief Executive Officer, Rajinder P. Singh, and Chief Financial Officer, Leslie N. Lunak.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 2889075. A replay of the call will be available from 12:00 p.m. ET on January 23rd through 11:59 p.m. ET on January 30th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 2889075. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.
About BankUnited, Inc. and the FSB Acquisition
BankUnited, Inc., with total assets of $32.2 billion at December 31, 2018, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 80 banking centers in 15 Florida counties and 5 banking centers in the New York metropolitan area at December 31, 2018.
On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition. Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities. Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements. Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold. The amount of cumulative losses incurred on the covered assets, as of December 31, 2018, is approximately $3.4 billion. Cumulative reimbursements received or receivable from the FDIC under the Loss Sharing Agreements for claims filed for incurred losses as of December 31, 2018 totaled $2.7 billion.

(2) Effective income tax rate, excluding the impact of the discrete income tax benefit and the impact of the change in the federal statutory income tax rate on deferred income tax assets and liabilities existing at the date of enactment of the TCJA is a non-GAAP measure. See section entitled "Non-GAAP Financial Measures" below for reconciliation of non-GAAP financial measurements to their comparable GAAP financial measurements.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.
The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 which is available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	December 31, 2018	December 31, 2017
ASSETS
Cash and due from banks:
Non-interest bearing	$9,392	$35,246
Interest bearing	372,681	159,336
Cash and cash equivalents	382,073	194,582
Investment securities (including securities recorded at fair value of $8,156,878 and $6,680,832)	8,166,878	6,690,832
Non-marketable equity securities	267,052	265,989
Loans held for sale	36,992	34,097
Loans (including covered loans of $201,376 and $503,118)	21,977,008	21,416,504
Allowance for loan and lease losses	(109,931)	(144,795)
Loans, net	21,867,077	21,271,709
FDIC indemnification asset	—	295,635
Bank owned life insurance	263,340	252,462
Equipment under operating lease, net	702,354	599,502
Goodwill and other intangible assets	77,718	77,796
Other assets	400,842	664,382
Total assets	$32,164,326	$30,346,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$3,621,254	$3,071,032
Interest bearing	1,771,465	1,757,581
Savings and money market	11,261,746	10,715,024
Time	6,819,758	6,334,842
Total deposits	23,474,223	21,878,479
Federal funds purchased	175,000	—
Federal Home Loan Bank advances	4,796,000	4,771,000
Notes and other borrowings	402,749	402,830
Other liabilities	392,521	268,615
Total liabilities	29,240,493	27,320,924

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 99,141,374 and 106,848,185 shares issued and outstanding	991	1,068
Paid-in capital	1,220,147	1,498,227
Retained earnings	1,697,822	1,471,781
Accumulated other comprehensive income	4,873	54,986
Total stockholders' equity	2,923,833	3,026,062
Total liabilities and stockholders' equity	$32,164,326	$30,346,986

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Interest income:
Loans	$342,434	$262,276	$1,198,241	$1,001,862
Investment securities	67,695	46,683	233,091	188,307
Other	4,667	3,686	17,812	14,292
Total interest income	414,796	312,645	1,449,144	1,204,461
Interest expense:
Deposits	87,647	50,772	284,563	170,933
Borrowings	32,096	23,047	114,488	83,256
Total interest expense	119,743	73,819	399,051	254,189
Net interest income before provision for loan losses	295,053	238,826	1,050,093	950,272
Provision for (recovery of) loan losses (including $235, $(1,335), $752 and $1,358 for covered loans)	12,583	5,174	25,925	68,747
Net interest income after provision for loan losses	282,470	233,652	1,024,168	881,525
Non-interest income:
Income from resolution of covered assets, net	862	5,384	11,551	27,450
Net loss on FDIC indemnification	(2,274)	(8,046)	(4,199)	(22,220)
Deposit service charges and fees	3,366	3,291	14,040	12,997
Gain on sale of loans, net (including $993, $18,988, $5,732 and $17,406 related to covered loans)	2,904	20,988	15,864	27,589
Gain on investment securities, net	221	4,272	3,159	33,466
Lease financing	16,000	13,770	61,685	53,837
Other non-interest income	12,249	6,882	29,922	24,785
Total non-interest income	33,328	46,541	132,022	157,904
Non-interest expense:
Employee compensation and benefits	56,812	59,438	254,997	237,824
Occupancy and equipment	13,544	14,235	55,899	58,100
Amortization of FDIC indemnification asset	128,911	41,115	261,763	176,466
Deposit insurance expense	4,174	5,184	18,984	22,011
Professional fees	5,767	11,103	16,539	23,676
Technology and telecommunications	9,015	7,947	35,136	31,252
Depreciation of equipment under operating lease	11,363	9,360	40,025	35,015
Other non-interest expense	17,092	12,889	57,197	50,624
Total non-interest expense	246,678	161,271	740,540	634,968
Income before income taxes	69,120	118,922	415,650	404,461
Provision (benefit) for income taxes	16,717	(298,872)	90,784	(209,812)
Net income	$52,403	$417,794	$324,866	$614,273
Earnings per common share, basic	$0.50	$3.80	$3.01	$5.60
Earnings per common share, diluted	$0.50	$3.79	$2.99	$5.58

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended December 31,
	2018			2017
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Non-covered loans	$21,456,281	$225,531	4.18%	$20,393,782	$194,775	3.80%
Covered loans	329,368	121,349	147.37%	494,856	75,347	60.90%
Total loans	21,785,649	346,880	6.35%	20,888,638	270,122	5.15%
Investment securities (3)	7,693,718	68,958	3.59%	6,921,032	50,026	2.89%
Other interest earning assets	514,389	4,667	3.60%	500,949	3,686	2.92%
Total interest earning assets	29,993,756	420,505	5.59%	28,310,619	323,834	4.56%
Allowance for loan and lease losses	(124,029)			(154,857)
Non-interest earning assets	1,798,183			1,768,515
Total assets	$31,667,910			$29,924,277
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,696,557	5,489	1.28%	$1,652,150	3,960	0.95%
Savings and money market deposits	10,706,427	45,433	1.68%	10,241,065	24,655	0.96%
Time deposits	6,941,282	36,725	2.10%	6,408,592	22,157	1.37%
Total interest bearing deposits	19,344,266	87,647	1.80%	18,301,807	50,772	1.10%
Federal funds purchased	104,946	591	2.25%	—	—	—%
FHLB advances	4,552,522	26,206	2.28%	4,810,674	17,734	1.46%
Notes and other borrowings	402,753	5,299	5.26%	403,219	5,313	5.27%
Total interest bearing liabilities	24,404,487	119,743	1.95%	23,515,700	73,819	1.25%
Non-interest bearing demand deposits	3,572,189			3,173,075
Other non-interest bearing liabilities	657,887			441,801
Total liabilities	28,634,563			27,130,576
Stockholders' equity	3,033,347			2,793,701
Total liabilities and stockholders' equity	$31,667,910			$29,924,277
Net interest income		$300,762			$250,015
Interest rate spread			3.64%			3.31%
Net interest margin			4.01%			3.52%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Years Ended December 31,
	2018			2017
	Average Balance	Interest (1)	Yield/ Rate (1)	Average Balance	Interest (1)	Yield/ Rate (1)
Assets:
Interest earning assets:
Non-covered loans	$21,169,705	$847,588	4.00%	$19,478,071	$730,701	3.75%
Covered loans	427,437	368,161	86.13%	544,279	300,540	55.22%
Total loans	21,597,142	1,215,749	5.63%	20,022,350	1,031,241	5.15%
Investment securities (2)	7,124,372	238,602	3.35%	6,658,145	201,363	3.02%
Other interest earning assets	506,154	17,812	3.52%	543,338	14,292	2.63%
Total interest earning assets	29,227,668	1,472,163	5.04%	27,223,833	1,246,896	4.58%
Allowance for loan and lease losses	(136,758)			(156,471)
Non-interest earning assets	1,878,284			1,758,032
Total assets	$30,969,194			$28,825,394
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,627,828	18,391	1.13%	$1,586,390	12,873	0.81%
Savings and money market deposits	10,634,970	146,324	1.38%	9,730,101	80,397	0.83%
Time deposits	6,617,006	119,848	1.81%	6,094,336	77,663	1.27%
Total interest bearing deposits	18,879,804	284,563	1.51%	17,410,827	170,933	0.98%
Federal funds purchased	48,940	1,035	2.11%	—	—	—%
FHLB advances	4,637,247	92,234	1.99%	4,869,690	61,996	1.27%
Notes and other borrowings	402,795	21,219	5.27%	402,921	21,259	5.28%
Total interest bearing liabilities	23,968,786	399,051	1.66%	22,683,438	254,188	1.12%
Non-interest bearing demand deposits	3,389,191			3,069,565
Other non-interest bearing liabilities	538,575			443,019
Total liabilities	27,896,552			26,196,022
Stockholders' equity	3,072,642			2,629,372
Total liabilities and stockholders' equity	$30,969,194			$28,825,394
Net interest income		$1,073,112			$992,708
Interest rate spread			3.38%			3.46%
Net interest margin			3.67%			3.65%

(1)	On a tax-equivalent basis where applicable

(2)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
c	2018	2017	2018	2017
Basic earnings per common share:
Numerator:
Net income	$52,403	$417,794	$324,866	$614,273
Distributed and undistributed earnings allocated to participating securities	(2,363)	(15,865)	(13,047)	(23,250)
Income allocated to common stockholders for basic earnings per common share	$50,040	$401,929	$311,819	$591,023
Denominator:
Weighted average common shares outstanding	101,955,583	106,829,796	104,916,865	106,574,448
Less average unvested stock awards	(1,177,290)	(1,108,945)	(1,171,994)	(1,104,035)
Weighted average shares for basic earnings per common share	100,778,293	105,720,851	103,744,871	105,470,413
Basic earnings per common share	$0.50	$3.80	$3.01	$5.60
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$50,040	$401,929	$311,819	$591,023
Adjustment for earnings reallocated from participating securities	(10)	(130)	(195)	(263)
Income used in calculating diluted earnings per common share	$50,030	$401,799	$311,624	$590,760
Denominator:
Weighted average shares for basic earnings per common share	100,778,293	105,720,851	103,744,871	105,470,413
Dilutive effect of stock options	181,141	351,083	332,505	387,074
Weighted average shares for diluted earnings per common share	100,959,434	106,071,934	104,077,376	105,857,487
Diluted earnings per common share	$0.50	$3.79	$2.99	$5.58

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Financial ratios (5)
Return on average assets	0.66%	5.54%	1.05%	2.13%
Return on average stockholders’ equity	6.85%	59.33%	10.57%	23.36%
Net interest margin (4)	4.01%	3.52%	3.67%	3.65%

	December 31, 2018	December 31, 2017
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.59%	0.81%
Non-performing assets to total assets (2)	0.43%	0.61%
Allowance for loan and lease losses to total loans (3)	0.50%	0.68%
Allowance for loan and lease losses to non-performing loans (1)	84.63%	83.53%
Net charge-offs to average loans	0.28%	0.38%

(1)
We define non-performing loans to include non-accrual loans, and loans, other than ACI loans and government insured residential loans, that are past due 90 days or more and still accruing. Contractually delinquent ACI loans and government insured residential loans on which interest continues to be accreted or accrued are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans, OREO and other repossessed assets.

(3)	Total loans include premiums, discounts, and deferred fees and costs.

(4)	On a tax-equivalent basis.

(5)	Annualized for the three month periods.

Supplemental Calculations

Calculation of Loss Share Contribution and Non-Loss Share Earnings Per Share
Non-Loss Share Earnings are calculated by removing the total Loss Share Contribution from Net Income. The Loss Share Contribution is a hypothetical presentation of the impact of the covered loans and FDIC indemnification asset on earnings for each respective quarter, reflecting the excess of Loss Share Earnings over hypothetical interest income that could have been earned on alternative assets (in millions except share and per share data):

	Year Ended	Quarter Ended
	(3) 12/31/2016	3/31/2017	(3) 6/30/2017	(3) 9/30/2017	(3) 12/31/2017	3/31/2018	(3) 6/30/2018	9/30/2018	12/31/2018
Net Income As Reported (2)	$225.7	$62.3	$66.4	$67.8	$94.8	$85.2	$89.9	$97.3	$52.4
Calculation of Loss Share Contribution:
Interest Income - Covered Loans (Accretion)	$301.6	$75.2	$76.6	$73.5	$75.3	$81.3	$84.2	$81.3	$121.3
Net impact of sale of covered loans					16.5			10.4	1.0
Amortization of FDIC Indemnification Asset	(160.1)	(44.5)	(45.7)	(45.2)	(41.1)	(40.3)	(44.3)	(48.3)	(128.9)
Loss Share Earnings (Loss)	141.5	30.7	30.9	28.2	50.7	41.0	40.0	43.4	(6.6)
Hypothetical interest income on alternate assets (1)	(38.2)	(8.2)	(7.5)	(7.1)	(6.1)	(5.9)	(5.9)	(4.9)	(3.8)
Loss Share Contribution, pre-tax	103.3	22.5	23.4	21.1	44.6	35.1	34.1	38.5	(10.3)
Income taxes (4)	(40.8)	(8.9)	(9.2)	(8.3)	(17.6)	(9.3)	(9.0)	(10.2)	2.7
Loss Share Contribution, after tax	$62.5	$13.6	$14.2	$12.8	$27.0	$25.8	$25.0	$28.3	$(7.6)

Net Income as reported, minus Loss Share Contribution	$163.2	$48.7	$52.2	$55.0	$67.9	$59.4	$64.9	$69.0	$60.0

EPS, Loss Share Contribution	$0.57	$0.13	$0.13	$0.12	$0.24	$0.23	$0.23	$0.26	$(0.09)
Non-Loss Share EPS	1.52	0.44	0.47	0.50	0.62	0.54	0.59	0.64	0.59
Diluted Earnings Per Common Share, as Reported	$2.09	$0.57	$0.60	$0.62	$0.86	$0.77	$0.82	$0.90	$0.50

(1)	See section entitled "Supplemental Calculations - Calculation of Hypothetical Interest Income on Alternate Assets" below for calculation of these amounts and underlying assumptions.
(2) Net income and diluted earnings per common share for the three months ended December 31, 2017 are presented net of non-GAAP adjustments to remove a discrete income tax benefit and related professional fees recognized in that period. See section entitled "Non-GAAP Financial Measures" below.
(3) Calculation variances of $0.1 million in the table above are due to rounding.
(4) An assumed marginal tax rate of 39.5% was applied to the quarter ended December 31, 2017 and all prior periods; a marginal rate of 26.5% was applied to subsequent periods reflecting the reduction of the statutory federal income tax rate.

Calculation of Hypothetical Interest Income on Alternate Assets
The hypothetical interest income calculated below reflects the estimated income that may have been earned if the average balance of covered loans and the FDIC indemnification asset were liquidated and the proceeds assumed to be invested in securities at the weighted average yield on the Company’s investment securities portfolio as reported for each respective quarter. Historically, cash received from the repayment, sale, or other resolution of covered loans and cash payments received from the FDIC under the terms of the Shared Loss Agreement have generally been reinvested in non-covered loans or investment securities. There is no assurance that the hypothetical results illustrated below would have been achieved if the covered loans and FDIC indemnification asset had been liquidated and proceeds reinvested in the respective quarters (dollars in millions):

	Year Ended	Quarter Ended
	12/31/2016	3/31/2017	6/30/2017	9/30/2017	12/31/2017	3/31/2018	6/30/2018	9/30/2018	12/31/2018
Average Balances (1)
Avg Covered Loans	$721	$596	$553	$533	$521	$499	$476	$408	$329
Avg FDIC Indemnification Asset	637	488	433	378	323	278	231	170	91
Avg Loss Share Asset	$1,358	$1,084	$986	$911	$844	$777	$707	$578	$420

Yield
Yield on securities- reported (2)	2.84%	3.01%	3.05%	3.14%	2.89%	3.04%	3.33%	3.41%	3.59%
Hypothetical interest income on alternate assets	$38.2	$8.2	$7.5	$7.1	$6.1	$5.9	$5.9	$4.9	$3.8

(1)	Calculated as the simple average of beginning and ending balances reported for each period.
(2) The weighted average yield on the Company’s investment securities as reported for the applicable quarter.

Non-GAAP Financial Measures
Net income and diluted earnings per common share, in each case excluding the impact of Loss Share Contribution, as defined in the section entitled "Non-Loss Share Earnings" above, are non-GAAP financial measures. Management believes disclosure of these measures provides readers with information that may be useful in understanding the impact of the covered loans and FDIC indemnification asset on the Company’s earnings. The following table reconciles these non-GAAP financial measurements to the comparable GAAP financial measurements of net income and diluted earnings per common share for the periods indicated (in millions except share and per share data. Shares in thousands):

	Year Ended	Quarter Ended
	(2)(3) 12/31/2016	3/31/2017	6/30/2017	9/30/2017	12/31/2017	3/31/2018	6/30/2018	9/30/2018	12/31/2018
Net Income (GAAP) (1)	$225.7	$62.3	$66.4	$67.8	$94.8	$85.2	$89.9	$97.3	$52.4
Less Loss Share Contribution	(62.5)	(13.6)	(14.2)	(12.8)	(27.0)	(25.8)	(25.0)	(28.3)	7.6
Net Income as reported, minus Loss Share Contribution	$163.2	$48.7	$52.2	$55.0	$67.8	$59.4	$64.9	$69.0	$60.0
Diluted earnings per common share, excluding Loss Share Contribution:
Diluted earnings per common share (GAAP) (1)	$2.09	$0.57	$0.60	$0.62	$0.86	$0.77	$0.82	$0.90	$0.50
Less: Net impact on diluted earnings per common share of Loss Share Contribution (non-GAAP)	(0.57)	(0.13)	(0.13)	(0.12)	(0.24)	(0.23)	(0.23)	(0.26)	0.09
Diluted earnings per common share, excluding the impact of Loss Share Contribution (non-GAAP)	$1.52	$0.44	$0.47	$0.50	$0.62	$0.54	$0.59	$0.64	$0.59
Impact on diluted earnings per common share of Loss Share Contribution:
Loss Share Contribution	$62.5	$13.6	$14.2	$12.8	$27.0	$25.8	$25.0	$28.3	$(7.6)
Weighted average shares for diluted earnings per share (GAAP)	414,624	105,378	103,138	106,073	106,072	105,934	105,471	104,384	100,959
Impact on diluted earnings per common share of Loss Share Contribution (non-GAAP)	0.60	0.13	0.14	0.12	0.25	0.24	0.24	0.27	(0.08)
Impact on diluted earnings per common share of Loss Share Contribution:
Loss Share Contribution, net of tax, allocated to participating securities	(2.5)	(0.5)	(0.5)	(0.5)	(1.0)	(1.0)	(1.0)	(1.0)	(1.0)
Weighted average shares for diluted earnings per share (GAAP)	414,624	105,378	103,138	106,073	106,072	105,934	105,471	104,384	100,959
Impact on diluted earnings per common share of Loss Share Contribution allocated to participating securities (non-GAAP)	(0.03)	—	(0.01)	—	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Net impact on diluted earnings per common share of Loss Share Contribution (non-GAAP)	$0.57	$0.13	$0.13	$0.12	$0.24	$0.23	$0.23	$0.26	$(0.09)

(1)
Net income and diluted earnings per common share for the three months ended December 31, 2017 are net of non-GAAP adjustments to remove a discrete income tax benefit and related professional fees recognized in that period. See below for reconciliation of these non-GAAP financial measurements to their comparable GAAP financial measurements.

(2)	Net impact on diluted earnings per share of Loss Share Contribution (non-GAAP) adjusted for rounding.

(3)	Calculation variances of $0.1 million in the table above are due to rounding.
Non-GAAP Financial Measures (continued)
Net income and earnings per diluted common share, in each case excluding the impact of a discrete income tax benefit and related professional fees are non-GAAP financial measures. Management believes disclosure of these measures enhances readers' ability to compare the Company's financial performance for the three months and year ended December 31, 2017 to that of other periods presented. The following table reconciles these non-GAAP financial measurements to the comparable GAAP financial measurements of net income and earnings per diluted share for the three months and year ended December 31, 2017 (in thousands except share and per share data):

	Three Months Ended December 31, 2017	Year Ended December 31, 2017
Net income excluding the impact of a discrete income tax benefit and related professional fees:
Net income (GAAP)	$417,794	$614,273
Less discrete income tax benefit	(327,945)	(327,945)
Add back related professional fees, net of tax of $1,802	4,995	4,995
Net income excluding the impact of a discrete income tax benefit and related professional fees (non-GAAP)	$94,844	$291,323

Diluted earnings per common share, excluding the impact of a discrete income tax benefit and related professional fees:
Diluted earnings per common share (GAAP)	$3.79	$5.58
Less impact on diluted earnings per common share of discrete income tax benefit and related professional fees, before allocation to participating securities (non-GAAP)	(3.04)	(3.05)
Less impact on diluted earnings per common share of discrete income tax benefit and related professional fees allocated to participating securities (non-GAAP)	0.12	0.12
Diluted earnings per common share, excluding the impact of a discrete income tax benefit and related professional fees (non-GAAP)(1)	$0.86	$2.65

Impact on diluted earnings per common share of discrete income tax benefit and related professional fees:
Discrete income tax benefit and related professional fees, net of tax	$322,950	$322,950
Weighted average shares for diluted earnings per share (GAAP)	106,071,934	105,857,487
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees, before allocation to participating securities (non-GAAP)	$3.04	$3.05

Impact on diluted earnings per common share of discrete income tax benefit and related professional fees allocated to participating securities:
Discrete income tax benefit and related professional fees, net of tax, allocated to participating securities	$(12,354)	$(12,424)
Weighted average shares for diluted earnings per share (GAAP)	106,071,934	105,857,487
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees allocated to participating securities (non-GAAP)	$(0.12)	$(0.12)

(1)	Amount for the three months ended December 31, 2017 adjusted for rounding.

The effective tax rate excluding the impact of the discrete income tax benefit and the impact of the change in the federal statutory rate on existing deferred tax assets and liabilities is a non-GAAP financial measure. Management believes disclosure of this measure enhances readers' ability to compare the Company's financial performance for the current period to that of other periods presented. The following table reconciles this non-GAAP financial measurement to the comparable GAAP financial measurement of the effective tax rate for the three months and year ended December 31, 2017 (dollars in thousands):

	Three Months Ended December 31, 2017	Year Ended December 31, 2017
Effective income tax rate, excluding the impact of a discrete income tax benefit and impact of enactment of the Tax Cuts and Jobs Act of 2017:
Effective income tax rate (GAAP)	(251.3)%	(51.9)%
Less impact on effective income tax rate of discrete income tax benefit and enactment of the Tax Cuts and Jobs Act of 2017 (non-GAAP)	278.9%	82.0%
Effective income tax rate, excluding the impact of a discrete income tax benefit and enactment of the Tax Cuts and Jobs Act of 2017 (non-GAAP)	27.6%	30.1%

Impact on effective income tax rate of discrete income tax benefit and enactment of the Tax Cuts and Jobs Act of 2017 (non-GAAP):
Discrete income tax benefit	$(327,945)	$(327,945)
Tax benefit recognized from enactment of the Tax Cuts and Jobs Act of 2017	(3,744)	(3,744)
	$(331,689)	$(331,689)
Income before income taxes (GAAP)	118,922	404,461
Impact on effective income tax rate of discrete income tax benefit and enactment of the Tax Cuts and Jobs Act of 2017 (non-GAAP)	(278.9)%	(82.0)%
Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparison to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at December 31, 2018 (in thousands except share and per share data):

Total stockholders’ equity	$2,923,833
Less: goodwill and other intangible assets	77,718
Tangible stockholders’ equity	$2,846,115

Common shares issued and outstanding	99,141,374

Book value per common share	$29.49

Tangible book value per common share	$28.71